Exhibit 23.5

CONSENT OF MAULDIN & JENKINS, LLC

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4 of The First Bancshares, Inc. of our report dated February 27, 2017, with respect to the consolidated financial statements as of December 31, 2016 and 2015 and for the years then ended and of our report dated February 22, 2016, with respect to the consolidated financial statements as of December 31, 2015 and 2014 and for the years then ended of Southwest Banc Shares, Inc. and Subsidiary, appearing in this proxy statement/prospectus, which is part of this Registration Statement. We also consent to the reference to our firm as it appears under the caption “Experts.”

Birmingham, Alabama
February 9, 2018